Exhibit 99.2

Oral Testosterone Undecanoate Normalizes Liver Function Measures and Serum Triglycerides in Subjects at Risk for Non-Alcoholic Fatty Liver Disease (NAFLD)

Dr. Arun J. Sanya11, Nachiappan Chidambaram2 , Satish Nachaegari2 , Burke Byrne2, Kilyoung Kim2, Jonathan Baker2 and Mahesh V. Patel2, (1)Virginia Commonwealth University, Virginia, USA, (2)Lipocine Inc.

Background

A body of literature has associated male hypogonadism with NAFLD, although it is unknown whether testosterone (T) therapy can treat this disease. In this report, we compare the effects of oral testosterone undecanoate (“oral TU”) on serum biomarkers of NAFLD in a randomized study.

Methods

This study (“SOAR” trial; NCT02081300) was an open label, randomized, active-controlled study of oral TU versus topical T in men with hypogonadism. 210 men were randomized to the oral TU arm and 105 men to the topical T arm. Data from post-hoc analysis of the oral TU arm is presented here.

Results

Patients Comorbidity Distributions

56% were obese (BMI>30 Kg/m2), 48% hypertensive, 22% diabetic, and 9% metabolic syndrome (obesity, diabetes and hypertensive) in the oral TU arm.

Cohort Analysis

The table below shows the reductions of alanine transaminase (ALT) and triglycerides (TG) post 52 week oral TU therapy as a function of cohort. In the table, N = number of subjects, BL = baseline , CBL = change from baseline, and Q = quartile.

Cohort	N	ALT (U/L)		TG (mg/dL)
		BL	CBL	BL	CBL
ALT > 30 U/L	81	44.5 (±1.5)*	-7.9 (±1.6)	214 (±28)	-20 (±12)
ALT > 40 U/L	42	53.6 (±1.9)	-11.1 (±2.9)	227 (±26)	-22 (±16)
TG > 200 mg/dL	73	34.4 (±1.8)	-4.0 (±1.5)	320 (±31)	-64 (±15)
TG 4th Q	52	-	-	360 (±26)	-85 (±20)
ALT 4th Q	51	51.1 (±1.7)	-10.0 (±2.4)	-	-
Obese	118	33.3 (±1.4)	-4.0 (±1.2)	205 (±19)	-15 (±8)
Diabetes	46	29.4 (±2.4)	-2.0 (±1.7)	209 (±25)	-43 (±18)
Hypertensive	100	29.0 (±1.4)	-2.9 (±1.1)	187 (±16)	-26 (±8)
Metabolic Syndrome	19	30.2 (±3.3)	-4.5 (±2.3)	253 (±40)	-67 (±25)

* Lab values are mean (±SE).

As shown in the table above, patients with metabolic syndrome at BL had the greatest reductions in ALT and TG compared with other morbidities.

Significant number of patients with above-normal levels of ALT and TG at BL (N=42 for ALT and N=73 for TG) ended with normal levels post oral TU therapy (52% for ALT and 34% for TG).

The safety profile was consistent with that of the testosterone replacement therapy class with no deaths, drug-related serious adverse events, major adverse cardiac events, serious or severe hepatic disorders reported.

Conclusion

This study relates to a population of individuals with substantial risk factors for NAFLD. Administration of oral TU improves liver function measures in hypogonadal men with elevated levels of serum liver enzymes and TG at baseline. Subjects with higher BL NAFLD biomarker levels had greater improvements with oral TU at end-of-study. Hypogonadal men with metabolic syndrome had the greatest reductions of biomarkers with oral TU therapy among all comorbidities. Similar findings were observed in another oral TU trial (NCT03242590). The further study of oral TU in NAFLD is warranted.